UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STERLING INFRASTRUCTURE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Proxy Statement
for the Annual Meeting of Shareholders
To be held on May 3, 2023

This proxy statement supplement (this “Proxy Supplement”) amends and supplements our definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the U.S. Securities and Exchange Commission on March 24, 2023 regarding the 2023 annual meeting of shareholders (the “2023 annual meeting”) of Sterling Infrastructure, Inc. (the “Company”) to be held on May 3, 2023 at 8:30 a.m. local time at the Company’s headquarters located at 1800 Hughes Landing Boulevard, Suite 250, The Woodlands, Texas 77380. Except as amended or supplemented by this Proxy Supplement, the information set forth in the Proxy Statement remains unchanged and shareholders should read this Proxy Supplement in conjunction with the Proxy Statement in connection with submitting proxy and voting instructions. Capitalized terms not defined in this Proxy Supplement have the meanings set forth in the Proxy Statement.
This Proxy Supplement is being filed to modify the voting standard for Proposal No. 2, the proposal to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 38,000,000 shares to 58,000,000 shares (“Proposal No. 2”). In the Proxy Statement, the voting standard for approval of Proposal No. 2 was described as “the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the proposal.” However, under our Certificate of Incorporation, the applicable voting standard for Proposal No. 2 is the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors. Accordingly, the references in the Proxy Statement to the voting standard for Proposal No. 2 and the related discussion of the treatment of broker non-votes are hereby amended as follows:
•On page 18 of the Proxy Statement, the first sentence under the caption “Vote Required to Approve the Amendment” is amended to read as follows: “Approval of this Proposal No. 2 requires the affirmative vote of a majority of the outstanding shares of our common stock.”
•On pages 42 and 43 of the Proxy Statement, the response to the question, “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?” is amended in its entirety to read as follows:
“If you are a shareholder of record and you properly complete, sign, date and return a proxy card, your shares of our common stock will be voted as you specify. If you are a shareholder of record and you sign, date and return a proxy card but make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our board of directors, as provided above.
If you are a beneficial owner of shares held in street name and you do not provide voting instructions to the bank, broker, trustee or other organization holding shares of our common stock on your behalf, the organization that holds your shares may be permitted under stock exchange rules to vote your shares on certain proposals at the 2023 annual meeting but not on other matters, including not on the election of directors. If you do not provide voting instructions and the organization that holds your shares elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the organization does not vote. Abstentions occur when you provide voting instructions but instruct the organization that holds your shares to abstain from voting on a particular matter.
We believe that organizations holding shares on behalf of beneficial owners who do not provide voting instructions will be permitted under stock exchange rules to vote such shares on the proposal to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal No. 2) and on the proposal seeking ratification of the appointment of our independent registered public accounting firm (Proposal No. 5). Accordingly, we do not expect broker non-votes to occur on Proposal No. 2 and Proposal No. 5. However, even if those organizations are permitted to exercise discretionary voting authority on some of the matters being voted on at the 2023 annual meeting, some banks, brokers, trustees and other organizations may elect not to exercise that discretionary voting authority if they have not received voting instructions from the beneficial owner. Therefore, in order to ensure that your shares are voted at the 2023 annual meeting and voted in the manner that you intend, we encourage you to provide voting instructions in advance of the meeting, regardless of whether you intend to attend the 2023 annual meeting.”
•On page 43 of the Proxy Statement, the response to the question, “What vote is required, and how will my votes be counted, to elect the director nominees and to approve each of the other proposals discussed in this proxy statement?” is amended with respect to Proposal No. 2 and Proposal No. 5 to read as follows:

Proposal	Voting Options	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
To approve an amendment of our Certificate of Incorporation to increase the number of authorized shares of common stock to 58,000,000 shares (Item 2, page 18)	For, against or abstain	Affirmative vote of a majority of the outstanding shares of common stock	Treated as vote against	Treated as vote against***
Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2023 (Item 5, page 40)	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal	Treated as vote against	No effect***
*** As discussed above, we do not expect broker non-votes to occur on these proposals.
Shareholders should refer to the information above regarding the voting standard for Proposal No. 2 and not the voting standard described in the Proxy Statement.
If you have already submitted your proxy or voting instructions, you do not need to take any action unless you wish to revoke your proxy or change your voting instructions. If you wish to revoke your proxy or change your voting instructions, please refer to the instructions in the section of the Proxy Statement entitled “Questions and Answers about the Proxy Materials, Annual Meeting and Voting - Can I revoke or change my voting instructions after I deliver my proxy?” (page 44).